SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

REDBACK NETWORKS INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REDBACK NETWORKS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 8, 2002

You are invited to attend the annual meeting of stockholders of Redback Networks Inc., a Delaware corporation (“Redback”), that will be held at the Crowne Plaza Hotel, 777 Bellew Drive, Milpitas, California, 95035-7910 on Wednesday, May 8, 2002, at 1:00 p.m. At the meeting we will:

1.	Elect the members of the Board of Directors to serve until the next annual meeting or until their successors have been duly elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Redback’s independent accountants for the fiscal year ending December 31, 2002; and

3.	Transact any other business as may properly come before the meeting.

These items of business are described in detail in the proxy statement.

Only stockholders of record at the close of business on March 12, 2002 are entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at Redback’s facility located at 300 Holger Way, San Jose, California, 95134 during ordinary business hours for the ten-day period prior to the annual meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE; OR YOU MAY VOTE TELEPHONICALLY OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

We look forward to seeing you at the meeting.

Sincerely,

Kevin A. DeNuccio
Director, Chief Executive Officer and President

San Jose, California
March 27, 2002

March 27, 2002

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Redback Networks Inc., which will be held at the Crowne Plaza Hotel, 777 Bellew Drive, Milpitas, California, 95035-7910 on Wednesday, May 8, 2002, at 1:00 p.m.

Details of the business to be conducted at the annual meeting are given in the attached proxy statement and notice of annual meeting of stockholders.

It is important that your shares be represented and voted at the meeting. Your vote as a stockholder of Redback is important. YOU MAY VOTE YOUR SHARES BY:

—	casting your vote via the Internet at the Web site listed on your proxy card;

—	dialing the telephone number indicated on the enclosed proxy card and casting your vote in accordance with the instructions given to you on the telephone; or

—	marking, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope provided.

You may also vote in person at the annual meeting, even if you use any of the three options above. If your shares are not registered in your own name and you plan to attend the annual meeting and vote your shares in person, you will need to ask the broker, trust company, bank or other nominee that holds your shares to provide you with evidence of your share ownership as of March 12, 2002 and bring that evidence to the annual meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Redback. We look forward to seeing you at the annual meeting.

Sincerely,

Kevin A. DeNuccio
Director, Chief Executive Officer and President

REDBACK NETWORKS INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2002

The Board of Directors of Redback Networks Inc., a Delaware corporation, is soliciting proxies for the 2002 annual meeting of stockholders. The proxy materials are being mailed to stockholders as part of this package. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our principal executive offices are located at 300 Holger Way, San Jose, California, 95134. Our telephone number is (408) 750-5000.

Redback will pay the costs of soliciting proxies from stockholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of Redback, without additional compensation, personally or by telephone.

Q:	What is the purpose of the meeting?

A:	At the annual meeting the stockholders will consider and vote on the proposals that are described in detail in this proxy statement.

Q:	Who can vote at the meeting?

A:
The Board of Directors set March 12, 2002, as the record date. All stockholders who owned Redback common stock at the close of business on March 12, 2002 are entitled to vote at the annual meeting. On March 12, 2002 there were approximately 157,971,127 shares of common stock outstanding entitled to vote (including 80,585 shares issuable upon exchange for our subsidiary’s exchangeable shares). Each stockholder is entitled to one vote for each share of common stock held on March 12, 2002.

Q:	Who will count the votes?

A:	The inspector of elections appointed for the meeting will count all votes. Votes for and against the proposals and abstentions and broker non-votes will be counted separately.

Q:	How many votes are required to hold the meeting?

A:
A majority of Redback’s outstanding shares entitled to vote as of the record date must be present at the meeting in order to hold the meeting and conduct business. Your shares are counted as present at the meeting if you:

—	are present and vote in person at the meeting; or

—	have properly submitted a proxy card or voted over the telephone or the Internet.

In determining if there is a quorum, abstentions and broker non-votes will be counted as present.

Q:	What proposals will be voted on at the meeting?

A:	The stockholders will vote on two proposals at the meeting:

—	Election of the Board of Directors;

—	Ratification of PricewaterhouseCoopers LLP as our independent accountants.

Q:	What is the voting requirement to approve each of the proposals?

A:
For the election of directors, the seven individuals receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total. Proposal 2 requires the “FOR” vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal and therefore will not have an effect on the outcome.

Q:	How are votes counted?

A:	You may vote either “FOR” or “AGAINST” each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal.

Whether or not you are able to attend the annual meeting, you are urged to complete and return the proxy. Your proxy will be voted as you direct on your proxy. If you just sign your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each director nominee and “FOR” ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants. If you do not vote and you hold your shares in a brokerage account in your broker’s name, your shares will not be counted in the number of shares cast “FOR,” “AGAINST” or “ABSTAIN” on any proposal where your broker does not have authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, these shares may be counted for the purpose of establishing a quorum for the meeting. Shares of common stock may not be voted cumulatively.

Q:	Can I change my vote after I return my proxy?

A:
You may revoke or change your proxy at any time before the annual meeting. Just send a written notice of revocation or another signed proxy with a later date to Redback’s corporate secretary at our principal executive offices before the beginning of the annual meeting. You may also automatically revoke your proxy by attending the annual meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming that you were the beneficial owner as of the record date.

Q:	Who pays for solicitation of proxies?

A:
Redback will bear the entire cost of solicitation, including the preparation and mailing of this proxy statement, and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to the beneficial owners. Redback may reimburse the costs of these persons of forwarding the solicitation materials. There may be additional solicitation by telephone, telegram, or other means by directors, officers, employees or agents of Redback. They will not be paid for any such services.

Redback has also retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies. Georgeson will receive a fee of approximately $8,000 plus out-of-pocket expenses, which will be paid by Redback.

Q:	What are Redback’s voting recommendations?

A:	Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of PricewaterhouseCoopers LLP as our independent accountants.

Q:	Where can I find the voting results?

A:	Preliminary results will be available at the annual meeting. Final results will be included in Redback’s first Quarterly Report on Form 10-Q filed after the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

We currently have eight members on our Board of Directors. Vinod Khosla, a member of the Board of Directors, is not standing for re-election and it is the intention of the Board to reduce the authorized number of directors from eight to seven, effective as of the date of the annual meeting. Therefore, Proxy holders will vote for the seven nominees listed below. Their ages as of December 31, 2001, their positions and offices held with Redback and certain biographical information are also set forth below. If a nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee selected by the present Board of Directors to fill the vacancy. At this time, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The seven individuals receiving the highest number of “FOR” votes will be elected directors of Redback.

Name	Age	Position
Kevin A. DeNuccio	42	Director, Chief Executive Officer and President
Pierre R. Lamond	71	Director, Chairman of the Board
Gaurav Garg	36	Director
Promod Haque	53	Director
Donald J. Listwin	42	Director
William Kurtz	44	Director
Daniel J. Warmenhoven	51	Director

Kevin A. DeNuccio has served as President and Chief Executive Officer and as a member of the Board of Directors of Redback since August 2001. Prior to that, Mr. DeNuccio was the senior vice president of worldwide service provider operations at Cisco Systems. In this role, he was responsible for all field activities in the service provider marketplace, representing more than $4 billion in revenue and over 4,000 employees globally. During his tenure at Cisco, Mr. DeNuccio also managed worldwide field operations, including all sales and engineering support organizations. Prior to joining Cisco Systems, Mr. DeNuccio was the founder, president and chief executive officer of Bell Atlantic Network Integration, Inc., a wholly owned subsidiary of Bell Atlantic (now Verizon Communications). Mr. DeNuccio has also held senior management positions at both Unisys Corporation and Wang Laboratories as vice president in their network integration and worldwide channel partner businesses. Mr. DeNuccio received his finance degree from Northeastern University and is a graduate of the Executive M.B.A. program at Columbia University.

Pierre R. Lamond has served as Redback’s Chairman of the Board since November 1996. Mr. Lamond has been a partner with Sequoia Capital, a venture capital firm, since 1981. He is currently the Chairman of Vitesse Semiconductor, a semiconductor company and Verisity, a CAD company. Additionally, Mr. Lamond serves on the board of a number of private companies. Prior to joining Sequoia, Mr. Lamond was a founder and technical director of National Semiconductor and the general manager of its Integrated Circuit Division. Mr. Lamond holds an M.S. in Electrical Engineering from Northeastern University and an M.S. in Physics from Toulouse University.

Gaurav Garg has served as a Redback director since May 2001. Mr. Garg is a partner with Sequoia Capital. Mr. Garg focuses on components, systems and infrastructure investments. Prior to joining Sequoia Capital, Mr. Garg was a Founder and Senior Vice-President of Product Management at Redback. Earlier, he held various engineering positions at SynOptics and Bay Networks. Mr. Garg has a B.S. and M.S in Electrical Engineering and a B.S. in Computer Science from Washington University in St. Louis.

Promod Haque has served as a Redback director since March 2000. Mr. Haque joined Norwest Venture Partners in November 1990 and is currently Managing Partner of Norwest Venture Partners VII, and NVP VIII, which is the general partner of Norwest Venture Partners VI, and General Partner of Norwest Equity Partners V and IV. Mr. Haque currently serves as a director of Extreme Networks Inc., Primus Knowledge Solutions Inc.,

SPSS Inc. and several privately held companies. Mr. Haque holds a BS in Electrical Engineering from the University of Delhi, India, an M.S. and Ph.D. in Electrical Engineering from Northwestern University and an MM from the J.L. Kellogg Graduate School of Management, Northwestern University.

Vinod Khosla, age 47, has served as a Redback director since March 2000. He is not standing for re-election to the Board of Directors at the annual meeting. Mr. Khosla has been a general partner with the venture capital firm of Kleiner Perkins Caufield & Byers from February 1986 to the present. Mr. Khosla was a founder of Daisy Systems and the founding Chief Executive Officer of Sun Microsystems, Inc. Mr. Khosla also serves on the boards of directors of Juniper Networks Inc., Qwest Communications International Inc., Zaplet Inc. plus several other private companies. He has a BSE from the Indian Institute of Technology in New Delhi.

William H. Kurtz has served as a Redback director since October 1999. Mr. Kurtz has been Chief Operating Officer and Chief Financial Officer of 3PARdata, Inc., a data storage company, since July 2001. Mr. Kurtz has over 20 years of experience in networking, telecom and professional services industries, including 15 years at AT&T. While at AT&T, Mr. Kurtz served as Chief Financial Officer of AT&T’s $25 billion Business Markets Division, was a key member of the team that negotiated and implemented AT&T’s $15 billion acquisition of McCaw Cellular and was Managing Director of AT&T’s Fiber Cable business in Japan. Prior to joining 3PARdata, Mr. Kurtz served as Executive Vice President and Chief Financial Officer of Scient Corporation from August 1998 to June 2001. Mr. Kurtz is a certified public accountant and received a B.S. in Accounting from Rider University and a MS in Management from the Stanford University Graduate School of Business.

Donald J. Listwin has served as a Redback director since November 2001. Mr. Listwin has been president and Chief Executive Officer, and Chairman of the Board of Directors of Openwave Systems Inc. since November 2000, the worldwide leader of open Internet-based communication infrastructure software. Mr. Listwin also serves as a director of MarketItRight.com and as chairman of NetAid, a worldwide Internet-based program that empowers individuals to help eradicate poverty in developing nations. Mr. Listwin is a distinguished networking industry veteran with more than 20 years of experience, including 10 years at Cisco Systems. Mr. Listwin holds a B.S. in electrical engineering and an honorary doctorate of law from the University of Saskatchewan.

Daniel J. Warmenhoven has served as a Redback director since April 1999. Mr. Warmenhoven has been Chief Executive Officer and a director of Network Appliance Inc., a network data storage company, since October 1994. Mr. Warmenhoven also serves on the board of directors of two private companies. Prior to joining Network Appliance, Mr. Warmenhoven served as Chairman, President and Chief Executive Officer of Network Equipment Technologies. Mr. Warmenhoven has held senior positions with both Hewlett-Packard Company and IBM Corporation. Mr. Warmenhoven holds a B.S. in Electrical Engineering from Princeton University.

Board of Director Meetings

During the fiscal year 2001, the Board of Directors held 11 meetings and acted by written consent in lieu of a meeting on 3 occasions. For the fiscal year, each of the directors, other than Mr. Khosla during the term of their tenure in 2001 attended or participated in at least 82% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. Mr. Khosla was on sabbatical from June until the beginning of September 2001 and attended at least 63% of the total number of Board of Directors meetings. In 2001, the Board of Directors had three standing committees: the audit committee, the nominating committee and the compensation committee. The Company also had two special purpose committees: the 16 B compensation committee and the CEO search committee.

Committees of the Board of Directors

During the fiscal year ended December 29, 2001, the audit committee of the Board of Directors held four meetings and did not act by written consent in lieu of a meeting on any occasion. The audit committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of Redback’s accountants, the scope of the annual audits, fees to be paid to Redback’s accountants, the performance of Redback’s accountants and the accounting practices of Redback. The audit committee meets independently with our independent accountants and our senior management and reviews the general scope of our accounting, financial reporting, annual audit and the results of the annual audit, interim financial statements, auditor independence issues, and the adequacy of the Audit Committee Charter. The audit committee operates under a written charter adopted by the Board of Directors of Redback, a copy of which was attached as Appendix A to the proxy statement for the 2001 annual meeting of stockholders. The current members of the audit committee are Messrs. Haque, Kurtz and Lamond.

During the fiscal year ended December 29, 2001, the compensation committee of the Board of Directors held one meeting and acted by written consent in lieu of a meeting on 18 occasions. The compensation committee reviews the performance of Redback’s executive officers, establishes compensation programs for the officers, and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the 1999 Stock Incentive Plan. The current members of the compensation committee are Messrs. Khosla, Warmenhoven and Listwin, however, Mr. Khosla will no longer serve on the compensation committee following the date of the annual meeting of stockholders

During 2001, Mr. Lamond also served on the compensation committee while Mr. Khosla was on sabbatical from April 10, 2001 until September 5, 2001. After July 2001 when, Mr. Lamond was granted options under the 1999 Stock Incentive Plan for his service in an extended role as Chairman, the Company created a special 16 B compensation committee. The members of the 16 B compensation committee were Messrs. Kurtz and Warmenhoven. The 16 B compensation committee was responsible for all option grants and other compensation to executive officers. The 16 B compensation committee was dissolved on September 6, 2001 when Mr. Khosla returned from his sabbatical and Mr. Khosla was re-appointed to the compensation committee replacing Mr. Lamond. While the 16 B compensation committee was active, the compensation committee did not make any salary, bonus or stock option decisions regarding executive officers.

In 2001, the Board of Directors formed a nominating committee for the purpose of proposing the directors to be nominated for election by the stockholders at the 2001 annual meeting. That nominating committee was composed of Messrs. Lamond, Khosla, Ragavan and Warmenhoven and was dissolved in June 2001. In January 2002, the Board formed a new nominating committee for the purpose of proposing the directors to be nominated for election by the stockholders at the 2002 annual meeting. The current members of the nominating committee are Messrs. Lamond, Garg and Warmenhoven. Proposed candidates for nomination as director received from stockholders will be considered. Any such recommendations may be submitted in writing to the attention of the Secretary, Redback Networks, Inc., 300 Holger Way, San Jose, California 95134.

Director Compensation

Except for grants of stock options, our directors generally do not receive compensation for services provided as a director. Generally, we do not pay compensation for committee participation or special assignments of the Board of Directors. In July 2001, Mr. Lamond received additional compensation in the form of a stock option to purchase 80,000 shares of common stock pursuant to the 1999 Stock Incentive Plan at a per share exercise price of $5.40. The option was fully vested and exercisable when granted. Redback also granted to funds controlled by Sequoia Capital, the venture capital firm with which Mr. Lamond is associated, fully vested and exercisable warrants to purchase an aggregate of 80,000 shares of Redback common stock at a per share exercise price of $5.40. Mr. Lamond and Sequoia Capital were awarded these options and warrants by the remainder of the Board for serving in an extended role as Chairman of the Board during the time period in 2001 in which the Company was without a chief executive officer.

Non-employee Board members are eligible for option grants pursuant to the provisions of the 1999 Directors’ Option Plan. Under the 1999 Directors’ Option Plan, each individual who first becomes a non-employee Board member after the date of our initial public offering will be granted an option to purchase 100,000 shares on the date such individual joins the Board, provided such individual has not been in the prior employ of Redback. In addition, at each annual meeting of stockholders, each non-employee Board member will receive an additional option grant to purchase 40,000 shares of common stock, whether or not such individual has been in the prior employ of Redback. However, a director will not receive the initial 100,000-share grant and an annual 40,000 share grant in the same calendar year. The option price for each option grant under the 1999 Directors’ Option Plan will be equal to the fair market value per share of common stock on the automatic grant date. Initial option grants vest over four years at the rate of 25% on the date of the regularly scheduled annual stockholder meetings, and subsequent grants vest fully after one year. Pursuant to the 1999 Directors’ Option Plan, each of Messrs. Haque, Khosla, Kurtz, Lamond and Warmenhoven were granted options to purchase 40,000 shares of common stock at a per share exercise price of $15.85 in 2001, and each of Messrs. Garg, Haque, Kurtz, Lamond, Listwin and Warmenhoven will be granted options to purchase 40,000 shares of common stock on the date of the annual meeting in 2002. Mr. Listwin was granted a 100,000 share option in connection with his appointment to the Board in November 2001, at a per share exercise price of $4.08.

Directors are eligible to receive options and be issued shares of common stock directly under the 1999 Stock Incentive Plan. Directors who are also Redback employees are eligible to participate in Redback’s Employee Stock Purchase Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN.

PROPOSAL 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as Redback’s independent accountants for the fiscal year ending December 31, 2002. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the annual meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as Redback’s independent accountants is not required by Redback’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in Redback’s and its stockholders’ best interests.

PricewaterhouseCoopers LLP has audited Redback’s financial statements since 1996. Its representatives are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS REDBACK’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of Redback common stock as of March 12, 2002, except where otherwise indicated, by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of the company’s directors and the executive officers named in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Except as otherwise indicated, based on information furnished by such owners we believe that the beneficial owners of the common stock listed below have sole voting and investment power with respect to such shares. Except as otherwise indicated, the percentage of beneficial ownership for the following table is based on 157,971,127 shares of common stock outstanding as of March 12, 2002, including 80,585 shares issuable upon exchange for our subsidiary’s exchangeable shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Common stock subject to options currently exercisable within 60 days of March 12, 2002 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated, and subject to community property laws where applicable, the persons in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Redback Networks Inc., 300 Holger Way, San Jose, California, 95134.

Name and Address	Number of Shares of Common Stock Beneficially Owned as of March 12, 2002	Percentage of Shares of Common Stock Outstanding
Vivek Ragavan	0	*
Pierre R. Lamond (1)	3,858,928	2.44%
Gaurav Garg (2)	1,351,092	*
Promod Haque (3)	3,581,777	2.27%
Vinod Khosla (4)	9,793,386	6.2%
William Kurtz (5)	104,964	*
Daniel J. Warmenhoven (6)	340,000	*
Donald J. Listwin (7)	25,000	*
Pankaj Patel (8)	1,221,771	*
Lars Rabbe (9)	53,600	*
Georges Antoun	0	*
Dennis Wolf (10)	56,250	*
Kevin A. DeNuccio (11)	3,208,333	2.03%
All Executive officers and directors as a group (11 persons)	23,595,101	14.94%

**	Represents beneficial ownership of less than 1%.

(1)
Includes 11,810 shares owned individually by Mr. Lamond, and options to purchase 220,000 shares which are presently exercisable or will become exercisable by Mr. Lamond within 60 days of March 12, 2002; 364,744 shares owned by the Pierre R. and Christine E. Lamond Trust dated November 22, 1985; 3,008,284 shares held by Sequoia Capital VII and 174,090 shares held by Sequoia Technology Partners VII; warrants in the amount of 70,400 shares in the name of Sequoia Capital Franchise Fund and 9,600 shares in the name of Sequoia Capital Franchise Partners. Mr. Lamond disclaims beneficial ownership of the shares held by Sequoia Capital VII, Sequoia Technology Partners VII, Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners except to the extent of his pecuniary interest therein.

(2)	Includes 1,232,342 shares and options to purchase 118,750 shares, which are presently exercisable or will become exercisable within 60 days of March 12, 2002.
(3)
Includes options to 100,000 shares which are presently exercisable or will become exercisable by Mr. Haque within 60 days of March 12, 2002 and 3,481,777 shares owned by Norwest Venture Partners VII, L.P. Mr. Haque disclaims beneficial ownership of the shares held by Norwest Venture Partners VII L.P., except to the extent of his pecuniary interest therein.

(4)
Principal address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025. Includes 331,552 shares owned individually by Mr. Khosla and options to purchase 100,000 shares which are presently exercisable or will become exercisable by Mr. Khosla within 60 days of March 12, 2002, 4,151 shares owned by the Khosla Family Trust and 9,357,683 shares held Kleiner Perkins Caufield & Byers VIII. Mr. Khosla disclaims beneficial ownership of the shares held by Kleiner Perkins Caufield & Byers VIII, except to the extent of his pecuniary interest therein.

(5)	Includes 164 shares and options to purchase 104,800 shares which are presently exercisable or will become exercisable within 60 days of March 12, 2002.
(6)	Includes 300,000 shares and options to purchase 40,000 shares which are presently exercisable or will become exercisable within 60 days of March 12, 2002.
(7)	Includes options to purchase 25,000 shares, which are presently exercisable or will become exercisable within 60 days of March 12, 2002.
(8)	Includes 1,165,522 shares and options to purchase 56,249 shares, which are presently exercisable or will become exercisable within 60 days of March 12, 2002.
(9)
Includes six shares owned in the name of Cecile Claudio, Mr. Rabbe’s wife, 469 shares owned in the name Lars Rabbe and options to purchase 53,125 shares, which are presently exercisable or will become exercisable within 60 days of March 12, 2002.

(10)	Includes options to purchase 56,250 shares, which are presently exercisable or will become exercisable within 60 days of March 12, 2002.
(11)
Includes 500,000 restricted shares which are subject to a one year right of forfeiture and options to purchase 2,708,333 shares, which are presently exercisable or will become exercisable within 60 days of March 12, 2002. See “Compensation Committee Report—CEO Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers and persons who hold more than ten percent of Redback’s outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of Redback’s common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports that Redback received from such persons for their 2001 fiscal year transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, Redback believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders, except for the stock option and restricted stock award for Kevin DeNuccio, a director and officer of Redback, which was filed on a Form 5 and a stock option grant for Georges Antoun, which was filed on a Form 5. A Form 3, the Initial Statement of Beneficial Ownership of Securities, was filed late for Donald J. Listwin.

COMPENSATION COMMITTEE REPORT

The compensation committee of Redback’s Board of Directors has the exclusive authority to establish the level of base salary payable to the Chief Executive Officer and certain other executive officers of Redback and to administer Redback’s 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and 2001 Employee Option Plan. In addition, the compensation committee has the responsibility for approving the individual bonus programs to be in effect for the Chief Executive Officer and certain other executive officers. The compensation committee is currently composed of three non-employee directors and regularly evaluates the effectiveness of the compensation program in linking performance and executive pay. Additionally, the compensation committee is routinely consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly.

The fiscal year ended December 31, 2001, was a very challenging year for the Company. The Company saw its per quarter revenue decline from a high of $114.6 million in Q4 2000 to a low of $37.0 million in Q3 2001. In the face of this substantial decline in revenue, the price of the Company’s common stock declined from a high of $198.50 in 2000 to a low of $1.17 in 2001. The Company also saw the departure of several key executives in 2001 including: Mr. Ragavan the CEO and President, Mr. Genter the CFO, Mr. Garg the Senior Vice President of Product Management and the SVP of Operations and the SVP of Worldwide Sales. As a consequence, there were numerous vice presidents and other members of the senior management team that left Redback in 2001. Therefore, a significant amount of the compensation committee’s decisions were made in the context of recruiting talented individuals to fill several key management positions in a rather challenging work environment. The Committee consulted outside recruiters and used other resources to make offers to these individuals to join the Company. Among the factors considered by the compensation committee in determining executive officer compensation levels were the ability to recruit individuals with the necessary talents and the compensation necessary to retain and motivate the executives that remained with Redback during a period of uncertainty in which the stock price of the Company had declined sharply.

General Compensation Policy.    The objective of Redback’s executive compensation program is to align executive compensation with Redback’s long and short-term business objectives and performance. Additionally, it is imperative that executive compensation enable Redback to attract, retain, and motivate qualified executives who are able to contribute to the long-term success of Redback. The following specific strategies are utilized to guide Redback’s executive compensation decisions:

—	Risk and Reward. A significant portion of an executive’s compensation should be tied to his or her performance and contributions to the success of Redback.

—
Pay for Performance.    If an executive performs at a higher level, then the executive should be rewarded with a higher level of compensation. Similarly, if performance is below minimum expectations, then there should be a lower level of compensation or there may be no variable compensation.

—
Compensate Competitively.    Redback compares its compensation programs to those of other companies of comparable size and in similar industries and establishes compensation programs that are substantially at market.

During 2001, Redback’s executive compensation program included these key elements:

—
Base Salary.    Redback establishes the base salaries of its executives based on competitive market practices derived from comparisons with companies of similar size and in similar industries and also based upon its direct market experience of recruiting senior executives and determining the salary necessary to attract them to join Redback in 2001.

—
Cash-Based Incentives.    During 2001, executives of Redback received cash-based incentives based upon guarantees in their offer letters and as incentives to retain their services. Each year the cash-based incentive goals are reevaluated and new performance objectives are established reflecting Redback’s business plan and financial goals.

—
Equity-Based Incentives.    Stock options are designed to align the interests of each executive with those of the stockholders. Each year, the compensation committee determines the grant to executives of stock option awards. The compensation committee believes that stock options provide added incentive for executives to influence the strategic direction of Redback and to create and grow value for customers, stockholders and employees. Options are typically granted at fair market value and typically have four-year vesting periods, contingent upon the executives’ continued employment with Redback.

The number of stock option shares that are granted to individual executives is based on demonstrated performance and independent survey data reflecting competitive market practice. In 2001, the level of stock options granted was primarily based on direct negotiations with the candidates prior to employment as well as subsequent grants to key executives to retain their services in the face of a declining stock price.

CEO Compensation.    Mr. DeNuccio joined Redback on August 29, 2001 as the Chief Executive Officer and President. The Company entered into an employment agreement with Mr. DeNuccio. The agreement specifies an annual base salary of $500,000 and an annual bonus at 100% of target of $500,000. Mr. DeNuccio was also guaranteed a pro-rata portion of his annual bonus at 100% of target for his service with Redback from August 29, 2001 until December 31, 2001. The base salary paid by Redback to Mr. DeNuccio in 2001 was $179,535.06 and a sign on bonus of $3,000,000. If, prior to the first anniversary of his hire date, Mr. DeNuccio’s employment ends (other than after a change of control) because he resigns without good reason or is terminated for cause (a “Pay-Back Event”) then he must return a pro-rata portion of the sign-on bonus. He received the guaranteed 2001 pro-rated bonus of $171,200. For fiscal year 2002, Mr. DeNuccio has no guaranteed minimum bonus. In addition to his cash compensation, Mr. DeNuccio received a restricted stock grant of 500,000 shares of Company common stock. As with Mr. DeNuccio’s sign-on bonus, if, prior to the first anniversary of his hire date, Mr. DeNuccio’s employment ends (other than after a change in control) because of a Pay-Back Event, then he shall forfeit a pro-rata portion of the restricted stock grant. Notwithstanding the foregoing, his shares will not become unrestricted during any period where the Company’s then current Insider Trading Policy would not allow him to immediately sell the shares on the open market. Mr. DeNuccio also received a stock option grant to purchase 6,500,000 shares of Redback common stock. The stock option was priced at fair market value on the date of grant and was granted outside of the company’s existing stock option plans. Twenty-five percent of the grant (1,625,000 shares) is subject to immediate vesting. The remainder of the grant vests monthly at the rate of 2.777% per month over the first 36 months of his continuous employment. Redback has the right to repurchase a pro-rata portion of the 1,625,000 shares purchased by exercising his options, at the exercise price if, before Mr. DeNuccio completes twelve months continuous employment with the Company, his employment ends (other than after a change of control) due to the occurrence of a Pay-Back Event If Mr. DeNuccio is involuntarily terminated without cause (or voluntarily terminates for good reason) then he will receive an additional 12 months of vesting of his option to purchase the remaining 4,875,000 shares. If his employment terminates for any reason other than a Pay-Back event then the entire option will remain exercisable for a period of 12 months following the date of his termination. Mr. DeNuccio’s stock option grant, restricted stock and sign-on bonus vest in full upon a change in control occurring while he is employed by the Company. The Compensation Committee negotiated with several candidates and believes that the offer to Mr. DeNuccio was necessary to obtain his services.

Stock Option Replacement Program.    On August 8, 2001, the Board of Directors approved a voluntary stock option replacement program in which eligible employees were offered the opportunity to replace certain outstanding stock options to purchase shares of the Company’s common stock that were granted before August 1, 2001 and which had an exercise price of more than $6.50 per share with new non-qualified stock options to be granted under the Company’s 1999 Stock Incentive Plan, as amended. Members of the board of directors were not eligible to participate in the program. The Company commenced the offer on September 6, 2001 and the offer expired on October 12, 2001. The new options were granted on October 15, 2001. The number of shares subject to the new options granted to each eligible participating employee was determined according to the exercise price of the old options tendered. Subject to any adjustments for stock splits, stock dividends and similar events (and rounded down to the nearest whole number), the replacement ratios were as follows: (i) an old option to purchase stock with an exercise price of $40.00 per share or less was replaced with a new option for the same number of shares; (ii) an old option to purchase stock with an exercise price between $40.01 per share and $80.00 per share was replaced with a new option equal to one (1) share for every five (5) shares covered by the old option; and (iii) an old option to purchase stock with an exercise price above $80.00 per share was replaced with a new option equal to one (1) share for every ten (10) shares covered by the old option. For executive officers who participated in the offer, the exercise price of the new options is $4.17 per share, and for non-executive officer employees who participated in the offer, the exercise price of the new options is $3.60 per share. In addition, the term of each new option is for a maximum of five (5) years, and the vesting start date for each new option is August 8, 2001. The type of vesting schedule (e.g. 48 month, 12 month, etc.) of each new option is the same type as that of the old option it replaced. The committee approved the option replacement program because it believes that employee and executive ownership is vital to the Company’s future. In light of the volatility of technology stocks, and the depreciation of Redback stock value in particular, the committee determined that it was appropriate to adopt the option replacement program, even though the provision of replacement options will result in adverse financial accounting charges to Redback in the event and to the extent that the options become in-the-money.

Salary for Stock Option Program.    On July 30, 2001 the Company announced a plan to reduce the salaries of its executives and certain other employees who elect to participate by 10%-25% in exchange for stock options issued under terms pursuant to the program. The salary reductions are effective between August 16, 2001 and March 31, 2002. The number of options issued was determined by dividing the salary reduction amount by an amount equal to two thirds of the market price of the Company ‘s stock at the date of the grant. The closing price on the August 16, 2001 date of grant was $5.26. The exercise price of the options will be one third of that market price, or $1.75. Employees leaving the Company voluntarily before August 16, 2002 will forfeit the options and will not receive reimbursement of the salary reduction.

Tax Limitation.    Under Federal tax laws, a publicly-held company such as Redback will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders were asked to approve a limitation under Redback’s 1999 Stock Incentive Plan on the maximum number of shares of common stock for which any one participant may be granted stock options per calendar year.

Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 1999 Stock Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Mr. DeNuccio’s and Mr. Antoun’s 2001 stock grants were not made under the 1999 Stock Incentive Plan. The compensation committee reserves the right to make options grants that exceed the 162(m) limitations or to make initial grants to newly hired executives officers from plans other than the 1999 Stock Incentive Plan.

Compensation Committee

Vinod Khosla
Donald J. Listwin
Daniel J. Warmenhoven

Compensation Committee Interlocks and Insider Participation

During 2001 the following members of the Board served on the compensation committee or the 16B compensation committee: Messrs. Lamond, Khosla, Kurtz, Warmenhoven. In January 2002, Mr. Listwin was appointed to the compensation committee. None of these persons has ever been an officer or employee of Redback or any of its subsidiaries, nor were there any compensation committee interlocks or other relationships during 2001 requiring disclosure under Item 402(j) of Regulation S-K of the Securities Act of 1933, as amended.

Executive Compensation

The following table sets forth the compensation, for the fiscal years ended December 29, 2001, December 28, 2000 and December 31, 1999, earned by Redback’s former Chief Executive Officer and the five most highly compensated executive officers who were serving as such at the end of the fiscal year ended December 29, 2001.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation				Long-Term Compensation Awards				All Other Compensation ($)
		Salary ($)		Bonus ($)		Securities Underlying Options (#)		Restricted Stock Awards ($)
Kevin DeNuccio President and Chief Executive Officer	2001 2000 1999	179,535 — —		3,171,200 — —	(1)	6,500,000 — —		2,085,000 — —	(2)	1,502 — —	(3)

Georges Antoun Senior Vice President, Marketing	2001 2000 1999	103,125 — —		352,720 — —	(4)	1,000,000 — —		— — —		310 — —	(5)

Dennis Wolf Senior Vice President, Chief Financial Officer	2001 2000 1999	260,833 — —	(6)	100,000 — —		1,810,683 — —	(7)	— — —		1,891 — —	(3)

Lars Rabbe Senior Vice President, Chief Information Officer	2001 2000 1999	212,750 57,500 —	(8)	46,000 69,000 —	(10)	628,190 200,000 —	(9)	— — —		1,728 199 —	(3) (5)

Pankaj Patel Senior Vice President, Engineering	2001 2000 1999	249,115 186,439 —	(11) (13)	0 75,000 —		1,407,686 225,000 —	(12)	— — —		1,887 563 —	(3) (5)

Vivek Ragavan Former President, Director and Chief Executive Officer	2001 2000 1999	194,124 263,453 —	(14) (16)	0 150,000 —		300,000 — —		— — —		256,940 608 —	(15) (5)

(1)
Mr. DeNuccio joined Redback on August 29, 2001 and received a sign on bonus of $3,000,000 for joining the Company and a guaranteed pro-rated bonus of $171,200 in accordance with his employment agreement. Mr. DeNuccio’s employment agreement specifies an annual base salary of $500,000 and a annual bonus at 100% of target of $500,000. See “Compensation Committee Report—CEO Compensation”.

(2)
Mr. DeNuccio received a restricted stock award in the amount of 500,000 shares for which he paid no consideration. The restricted stock had a market price of $4.17 per share on the date of grant. The stock award is subject to certain vesting provisions. See “Compensation Committee Report—CEO Compensation.”

(3)	This amount includes life insurance premiums and 401(k) matching contributions paid by the Company.
(4)
Mr. Antoun joined Redback on August 29, 2001 and received a sign on bonus of $250,000 for joining the Company and a guaranteed pro-rated bonus of $102,720 in accordance with his employment contract. See “Employment Contracts and Change in Control Arrangements.”

(5)	This amount includes life insurance premiums paid by the Company.
(6)
Mr. Wolf joined Redback in January 2001 and his employment letter specifies an annual base salary of $300,000. Effective with the pay period beginning August 16, 2001 and continuing through the pay period ending March 31, 2002, his base salary was reduced by 20% and he received a stock option grant of 10,683 shares. See “Compensation Committee Report—Salary for Stock Option Program” and see “Employment Contracts and Change in Control Arrangements.”

(7)
Options to purchase 1,810,683 shares includes options to purchase 800,000 shares that were cancelled in the stock option replacement program. On a forward looking basis after the cancellation, Mr. Wolf has options for 1,010,683 shares. See “Compensation Committee Report—“Stock Option Replacement Program”.

(8)
Effective with the pay period beginning August 16, 2001 and continuing through the pay period ending March 31, 2002, Mr. Rabbe’s base salary was reduced by 20% and he received a stock option grant of 8,190 shares. See “Compensation Committee Report—Salary for Stock Option Program”.

(9)
Options to purchase 628,190 shares includes options to purchase 500,000 shares that were cancelled in the stock option replacement program. On a forward looking basis after the cancellation, Mr. Rabbe has options for 128,190 shares. See “Compensation Committee Report—“Stock Option Replacement Program”.

(10)
Mr. Rabbe joined Redback in October 2000 and received a sign-on bonus of $45,000 upon completion of 90 days of employment with Redback in January of 2001. Mr. Rabbe’s annualized salary for 2000 was $230,000.

(11)
Effective with the pay period beginning August 16, 2001 and continuing through the pay period ending March 31, 2002, Mr. Patel’s base salary was reduced by 25% and he received a stock option grant of 12,686 shares. See “Compensation Committee Report—Salary for Stock Option Program”.

(12)
Options to purchase 1,407,686 shares includes options to purchase 525,000 shares that were cancelled in the option replacement program. On a forward looking basis after the cancellation Mr. Patel has options for 882,686 shares. See “Compensation Committee Report—“Stock Option Replacement Program”.

(13)	Mr. Patel joined Redback in March 2000 when Siara Systems, Inc. was acquired by the Company. Amounts listed in this table for fiscal 2000 Mr. Patel received in 2000 from the Company only.
(14)	Mr. Ragavan resigned as a director, President and CEO in May 2001.
(15)
The Company paid Mr. Ragavan $250,000 as a severance payment, and $6,411.82 for continued medical benefits for six months following termination of employment. In addition the vesting of options to purchase 774,820 shares was accelerated and became immediately exercisable upon his resignation from the Company pursuant to his employment agreement with the company dated November 28, 1999. Additionally, the Company paid in life insurance premiums as an employee benefit while Mr. Ragavan was employed by the Company.

(16)
Mr. Ragavan joined Redback in March 2000 when Siara Systems, Inc. was acquired by the Company. Amounts listed in this table for fiscal year 2000 represent the compensation Mr. Ragavan received in 2000 from the Company only.

Option Grants in Last Fiscal Year

The following table contains information concerning the stock option grants made to each of the named officers for the fiscal year 2001. No stock appreciation rights were granted during such year.

Name	Individual Grants (1)			Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year (2)			5% ($)	10% ($)
Kevin DeNuccio	6,500,000		13.39	4.17	8/29/11	$17,046,189	$43,198,389

Dennis Wolf	10,000 293,727 100,000 6,273 390,000 10,683 200,000 100,000 300,000 400,000	(4) (4) (4) (4) (4)	0.02 0.61 0.21 0.01 0.80 0.02 0.41 0.21 0.62 0.82	40.00 15.94 10.97 15.94 40.00 1.75 2.07 4.17 4.17 4.17	1/22/11 4/10/11 4/4/11 4/10/11 1/22/11 8/16/11 9/21/06 10/15/06 10/15/06 10/15/06	251,558 2,944,490 689,897 62,884 9,810,756 72,837 114,381 42,461 127,384 169,845	637,497 7,461,916 1,748,335 159,361 24,862,382 127,054 252,751 162,784 488,351 651,134

Pankaj Patel	12,686 100,000 6,285 193,715 250,000 45,000 100,000 200,000 500,000	(4) (4) (4)	0.03 0.21 0.01 0.40 0.51 0.09 0.21 0.41 1.03	1.75 40.00 15.94 15.94 2.07 4.17 4.17 4.17 3.76	8/16/11 1/22/11 4/10/11 4/10/11 9/21/06 10/15/06 10/15/06 10/15/06 12/17/06	86,493 2,515,579 63,004 1,941,912 142,976 19,108 42,461 84,923 519,409	150,876 6,374,970 159,666 4,921,185 315,939 73,253 162,784 325,567 1,147,759

Georges Antoun	1,000,000		2.06	4.17	8/29/11	2,622,491	6,645,906

Lars Rabbe	8,190 20,000 50,000 100,000 150,000 100,000 49,998 2 143,724 6,276	(4) (4) (4) (4) (4)	0.02 0.04 0.10 0.21 0.31 0.21 0.10 0.00 0.30 0.01	1.75 4.17 4.17 4.17 4.17 40.00 10.97 10.97 15.94 15.94	8/16/11 10/15/06 10/15/06 10/15/06 10/15/06 1/22/11 4/4/11 4/4/11 4/10/11 4/10/11	55,839 8,492 21,231 42,461 63,692 2,515,579 344,935 14 1,440,773 62,914	97,404 32,557 81,392 162,784 244,175 6,374,970 874,133 35 3,651,201 159,437

Vivek Ragavan	300,000		0.62	40.00	1/22/11	7,546,736	19,129,910

(1)
The exercise price for each option may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a same-day sale of the purchased shares. Generally, the options have a maximum term of ten years measured from the option grant date, subject to earlier termination in the event of the optionee’s cessation of service with Redback. Options granted under the stock option replacement program have a maximum term of five years measured from the option grant date, subject to earlier termination in the event of the optionee’s cessation of service with Redback. The options vest in full in the event of the optionee’s death, and vesting accelerates by 12 months in the event that the optionee’s service terminates because of disability. Under each of the options, the option shares will vest upon an acquisition of Redback by merger or asset sale, unless the acquiring company assumes the options. Certain options may accelerate even if they are assumed, as described below under “Employment Contracts and Change in Control Agreements.”

(2)
Based on an aggregate of 48,545,894 shares issued. Of the 48,545,894 shares granted in 2001, 12,858,107 were granted in the fiscal year 2001 and later cancelled in the stock option replacement program. 14,205,557 shares were granted as a result of the stock option replacement program.

(3)
The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of Redback’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4)	These options were cancelled as a result of the stock option replacement program and are no longer outstanding.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises in fiscal year 2001 and option holdings as of December 29, 2001 with respect to each of the named officers. No stock appreciation rights were outstanding at the end of that year.

	# of Shares Acquired On Exercise	Value Realized	# of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Vivek Ragavan	0	0	0	0	0	0
Kevin DeNuccio	0	0	2,166,666	4,333,334	0	0
Georges Antoun	0	0	0	1,000,000	0	0
Dennis Wolf	0	0	25,000	985,683	0	300,482
Lars Rabbe	0	0	27,083	301,107	0	14,169
Pankaj Patel	0	0	24,998	1,082,688	0	374,447

(1)
Based on the per share closing price of $3.48 of Redback’s common stock on December 28, 2001 (the last market trading day prior to the end of fiscal 2001 less the exercise price payable for such shares.

Ten Year Option Repricings

The following table provides information on repricings of options held by any executive officer during the last ten years. The stock option replacement program was effectively a stock option repricing. Over the last ten years, the compensation committee of the Board of Directors has approved two repricings, both of which occurred in January and October 2001. None of the named Executive Officers participated in the January repricing. See “Compensation Committee Report – “Stock Option Replacement Program”for additional information regarding the repricing.

Name	Date	Number of Securities Underlying Options Repriced	Exercise Price at time of repricing ($/Share)	Market Price of Stock at Time of Option Replacement	New Exercise Price	Length of Original Option Term Remaining at time of Repricing
Dennis Wolf	10/15/01 10/15/01 10/15/01 10/15/01 10/15/01	10,000 293,727 100,000 6,273 390,000	40.00 15.94 10.97 15.94 40.00	3.60 3.60 3.60 3.60 3.60	4.17 4.17 4.17 4.17 4.17	9.27 years 9.49 years 9.47 years 9.49 years 9.27 years

Pankaj Patel	10/15/01 10/15/01 10/15/01	100,000 6,285 193,715	40.00 15.94 15.94	3.60 3.60 3.60	4.17 4.17 4.17	9.27 years 9.49 years 9.49 years

Lars Rabbe	10/15/01 10/15/01 10/15/01 10/15/01 10/15/01	100,000 49,998 2 143,724 6,276	40.00 10.97 10.97 15.94 15.94	3.60 3.60 3.60 3.60 3.60	4.17 4.17 4.17 4.17 4.17	9.27 years 9.47 years 9.47 years 9.49 years 9.49 years

Employment Contracts and Change in Control Arrangements

Redback’s employment agreement with Mr DeNuccio is described in the “Compensation Committee Report – CEO Compensation”. Redback entered into an employment agreement with Mr. Ragavan in November 1999 which became effective upon the merger with Siara Systems on March 8, 2000. Under the terms of that agreement Redback agreed to pay Mr. Ragavan a base annual salary of not less than $325,000. The remaining components of his incentive compensation for 2000 and 2001 were entirely dependent upon Redback’s performance and provided no dollar guarantees. In May 2001, Mr. Ragavan resigned as a director, President and CEO. Redback paid Mr. Ragavan $250,000 as a severance payment, and $6,411.82 for continued medical benefits for six months. In addition the vesting of options to purchase 774,820 shares was accelerated and became immediately exercisable upon his resignation from Redback pursuant to his employment agreement.

Mr. Wolf joined Redback in January 2001 and his employment letter specifies an annual base salary of $300,000 and a bonus of up to $50,000 for the second half of 2001. If Mr. Wolf were to be terminated for reasons other than cause (except after a change of control) then he would be receive six months of base salary. In August 2001, Redback entered into a letter agreement with Mr. Antoun under which Redback agreed to pay him a sign on bonus of $250,000 for joining the Company and a guaranteed pro-rated bonus of $102,720 for 2001. The sign-on bonus is subject to pro-rated re-payment if he leaves Redback for any reason before his first year anniversary of employment. Mr. Antoun’s employment agreement specifies an annual base salary of $300,000 and an annual bonus at 100% of target of $300,000.

The compensation committee, as administrator of the 1999 Stock Incentive Plan, may provide for accelerated vesting of the shares of common stock subject to outstanding options held by any executive officer of Redback in connection with certain changes in control of Redback. The accelerated vesting may be conditioned on the termination of the individual’s employment following the change in control event. None of Redback’s executive officers currently have employment agreements with Redback for a specific term, and they may resign and their employment may be terminated at any time. However, some executive officers have entered into non-competition arrangements with Redback and arrangements for acceleration of vesting on change in control or if their employment is terminated other than for cause, as follows: Kevin DeNuccio would receive 100% vesting of unvested shares and Redback’s right to reacquire certain shares or restricted shares would terminate upon a change in control; Georges Antoun would receive 100% vesting of unvested shares upon a change in control and his termination (other than for cause) or material changes in his scope of responsibility or salary; Mr. Wolf would receive acceleration of vesting of 25% of [the shares granted to him and base salary continuation for up to twelve months upon a change in control and his termination (other than for cause) or material changes in his scope of responsibility or salary; and Mr. Patel and Mr. Rabbe would receive 12 months of additional vesting upon a change in control and their termination (other than for cause) or material changes in their scope of responsibility or salary.

Richard Bibb’s Senior Vice President of World-Wide Sales, employment terminated with Redback effective January 4, 2002. Pursuant to a severance agreement with Mr. Bibb, he received a lump sum payment of $100,000 (six months of his base salary) and he received a lump sum payment of $7,602, for six months of continued medical benefits.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of Redback serves as the representative of the Board for general oversight of Redback’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations and Redback’s Standards of Business Conduct. Redback’s management has primary responsibility for preparing Redback’s financial statements and Redback’s financial reporting process. Redback’s independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether Redback’s financial statements are prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee is composed of three members: Pierre R. Lamond, Promod Haque and William Kurtz. Each of the members of the Audit Committee is independent under the listing standards of the Nasdaq National Market. Each of the members of the Audit Committee is financially literate and Mr. Kurtz and Mr. Lamond have accounting or related financial management expertise.

Audit Fees.    Fees for the fiscal year 2001 audit and the reviews of the Forms 10-Q were $320,000.

Financial Information Systems Design and Implementation Fees.    PricewaterhouseCoopers LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 29, 2001.

All Other Fees.    Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 29, 2001 were $809,509, which principally related to acquisitions, securities filings, restructuring and tax related services.

In this context, the Audit Committee hereby reports as follows:

1.    The Audit Committee has reviewed and discussed the audited financial statements with Redback’s management.

2.    The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented.

3.    The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) , as modified or supplemented, and has discussed with the independent accountants the independent accountants’ independence. The Audit Committee has also considered whether the non-audit services provided by the independent accountants are compatible with the independent accountants maintaining their independence.

4.    Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors of Redback, and the Board has approved, that the audited financial statements be included in Redback’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001, for filing with the Securities and Exchange Commission.

Pierre R. Lamond
Promod Haque
William Kurtz

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on Redback’s common stock between May 18, 1999 (the date Redback’s common stock commenced public trading) and December 29, 2001 with the cumulative total return of (i) the Nasdaq Composite Index and (ii) the JP Morgan H & Q Technology Index, over the same period. This graph assumes the investment of $100 on May 18, 1999 in Redback’s common stock, the Nasdaq Composite Index and the JP Morgan H & Q Technology Index, and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data. Redback cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of Redback’s common stock.

	Redback	Nasdaq Composite Index	JP Morgan H & Q Technology Index
05/18/99	100	100	100
06/31/99	149	104	107
09/30/99	257	107	115
12/31/99	422	158	188
03/31/00	713	178	213
06/30/00	852	154	191
09/30/00	780	142	188
12/31/00	195	95	122
03/31/01	62	72	85
06/30/01	42	84	95
09/30/01	7	59	62
12/31/01	19	76	84

Redback effected its initial public offering of common stock on May 18, 1999 at a price of $5.75 per share (as adjusted to reflect its 2-for-1 forward stock splits effected in August 1999 and April 2000). The graph above, however, commences with the closing price of $21.03 per share (as adjusted to reflect the August 1999 and April 2000 stock splits) on May 18, 1999—the date Redback’s common stock commenced public trading.

Notwithstanding anything to the contrary set forth in any of Redback’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by Redback under those statutes, the compensation committee report and stock performance graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Redback under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Redback’s certificate of incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Redback’s Bylaws provide that Redback shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Redback has also entered into indemnification agreements with its officers and directors containing provisions that may require Redback, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

There has not been, nor is there currently proposed, any transaction or series of similar transactions in which Redback was or is to be a party in which the amount involved exceeds $60,000 and in which any person who is a director or executive officer of Redback, had or will have a direct or indirect interest other than the following:

—
In January 2002, Redback entered into an employment agreement with Joel Arnold, SVP Field Operations. Pursuant to that Agreement the Company agreed to pay Mr. Arnold an annual salary of $250,000 and a guaranteed annual bonus of $250,000. In addition, the Company granted Mr. Arnold an option to purchase 1,000,000 shares of Redback common stock at a per share exercise price of $3.98. The stock options were priced at 74.7% of the fair market value on the date of grant. The option vests over four years at the rate of 25% after one year and thereafter monthly for the remaining three years. In addition, Redback agreed to loan Mr. Arnold $500,000 to enable him to relocate to the San Jose area. The loan has a four year term, carries no interest and has a single balloon payment at the end of the term. If Mr. Arnold ceases to be employed for any reason by Redback, the loan becomes immediately due and payable within ninety (90) days. In the event of a change in control and his termination (other than for cause) or material changes in his scope of responsibility or salary, Mr. Arnold will receive acceleration of vesting of 25% of the shares granted pursuant to his 1,000,000 share option but not more than 100% of his option grant. Mr. Arnold will also receive up to 12 months of salary continuation after such termination following a change in control.

—
In 2001, Broadband Office, Inc. went into bankruptcy. Kleiner Perkins Caufield & Byers, of which Vinod Khosla, a director of the company is a general partner, owns more than 10% of the outstanding stock of Broadband Office, Inc. Redback is currently a creditor of the bankruptcy estate in the amount of $1.9 million.

—
In 2001, Redback sold an aggregate of approximately $41 million of goods and services to Qwest Communications and purchased an aggregate of approximately $8 million of goods and services from Qwest Communications. Vinod Khosla, a director of Redback, is also a director of Qwest Communications.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2003 annual meeting must be received by Redback at its offices at 300 Holger Way, San Jose, California, 95134, Attn: Dennis P. Wolf, not later than November 28, 2002 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Redback’s proxy statement for that meeting. Pursuant to Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, a stockholder proposal intended to be presented at the 2002 annual meeting must be received by Redback at its offices at 300 Holger Way, San Jose, California, 95134, Attn: Dennis P. Wolf, not later than February 11, 2003 in order for proxy holders to be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2003 annual meeting, even though there is no discussion of such proposal in Redback’s proxy statement for that meeting.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Kevin A. DeNuccio
Director, Chief Executive Officer and President

San Jose, California
March 27, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE; OR YOU MAY VOTE TELEPHONICALLY OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.
THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

PROXY	REDBACK NETWORKS INC.	PROXY
300 HOLGER WAY, SAN JOSE, CALIFORNIA 95134

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
REDBACK NETWORKS INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 8, 2002

The undersigned holder of common stock, par value $0.0001, of Redback Networks Inc. (the “Company”) hereby appoints Kevin A. DeNuccio and Dennis P. Wolf, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 8, 2002 at 1:00 p.m. local time, at the Crowne Plaza Hotel, 777 Bellew Drive, Milpitas, California, 95035-7910, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF THE COMPANY EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” PROPOSAL 2.

IF YOU ARE VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

REDBACK NETWORKS INC.

☒    Please mark votes as in this example

1.	To elect the following directors to serve for a term ending upon the 2003 Annual Meeting of Stockholders or until their successors are elected and qualified.

Nominees: Kevin A. DeNuccio, Pierre R. Lamond, Gaurav Garg, Promod Haque, Donald J. Listwin, William Kurtz and Daniel J. Warmenhoven

FOR	WITHELD	For all nominees, except for nominees written below

☐	☐	☐

Nominee exception(s).

1.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2002.

FOR	AGAINST	ABSTAIN

☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Signature:

Signature (if held jointly):

Date:

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.